UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2022

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-40432	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 387-3562
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TUEM	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 6, 2022, Tuesday Morning Corporation (the “Company”) received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company was not in compliance with the Nasdaq’s Listing Rule 5550(a)(2), as the closing bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”).

Under Nasdaq Rule 5810(c)(3)(A), the Company will have a compliance period of 180 calendar days, or until December 5, 2022, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, during the 180-calendar day compliance period, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. The notification of noncompliance had no immediate effect on the listing of the Company’s common stock, which continues to be listed and traded on the The Nasdaq Capital Market under the symbol “TUEM.”

In the event the Company does not regain compliance with the Minimum Bid Price Requirement within the 180-calendar day compliance period, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice of its intention to cure the deficiency during an additional 180-calendar day compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company may be granted an additional 180 calendar days. However, if it appears to the staff of Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock and will evaluate available options to regain compliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other Nasdaq listing criteria.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Executive Vice President, Human Resources, General Counsel and Corporate Secretary:

On June 6, 2022, Bridgett Zeterberg, Executive Vice President, Human Resources, General Counsel and Corporate Secretary notified the Board of her intent to resign her employment to seek other employment effective June 24, 2022. Ms. Zeterberg will be working with the Company on a transition plan prior to her departure.

Retention Agreement with Jennifer Robinson, CFO

On June 6, 2022, the Board of Directors, following consultation with their independent compensation consultant, approved a base pay increase from $450,000 to $500,000 annually for Jennifer Robinson. The Board of Directors also approved entering into a Retention Agreement with Ms. Robinson taking into account amongst other things, the competitive pressures in the retail industry and competitive hiring pressures in the DFW market. In exchange for her agreement to remain employed with the Company through (the “Retention Period”) and other agreements, and upon her execution of a Retention Agreement, the Company will pay Ms. Robinson the retention amount of $300,000 on or before July 1, 2022.

In the event Ms. Robinson’s employment is terminated by the Company with “cause” or Ms. Robinson terminates her employment without “good reason” (as each such term is defined in the Retention Agreement) during the Retention Period, or if Ms. Robinson violates any of the Retention Agreement’s restrictive covenants, which include certain confidential information and non-disclosure obligations as well as non-disparagement, non-solicitation, and non-compete provisions, then Ms. Robinson must immediately repay the full amount of the retention payment previously paid to her, less any taxes originally withheld by the Company from the payment.

The foregoing description of the Retention Agreement is qualified in its entirety by reference to the full text of the Retention Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Retention Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date June 10, 2022	By:	/s/ Bridgett C. Zeterberg
Bridgett C. Zeterberg
Executive Vice President Human Resources,
General Counsel and Corporate Secretary

3